Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Receives Notification of Non-Compliance from the NYSE
(Jackson, Michigan) October 3, 2008 — Sparton Corporation (NYSE: SPA) today announced it has been notified by the New York Stock Exchange (the “NYSE”) that it is no longer in compliance with the NYSE’s continued listing standards. Sparton is considered below the criteria since the Company’s market capitalization was less than $75 million over a 30 trading-day period and, at the same time, its shareowners’ equity was less than $75 million. As of September 29, 2008, the Company’s 30 trading-day average market capitalization was $34.8 million, and in its Annual Report on Form 10-K as of June 30, 2008, the Company reported shareholders’ equity of $70.9 million.
Under applicable NYSE procedures, the Company has 45 days from the receipt of the notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months. Sparton intends to submit such a plan, which will likely include many of the elements discussed in its September 16, 2008 press release regarding its focus on returning to profitability and improving cash flow.
About Sparton Corporation
 Sparton Corporation (NYSE:SPA) now in its 108th year, is a broad-based provider for electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson Michigan, Sparton has six manufacturing locations world-wide.
Safe Harbor and Fair Disclosure Statement
 The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, anticipate, target and similar terms and concepts, and the negatives of such expressions) are forward-looking statements that involve risks and uncertainties, including, but not limited to the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including the Vietnam facility; possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.